Exhibit 99.2

Directors And Executive Officers Of Citadel Investment Group II, L.L.C.

The name, business address, title, present principal occupation or employment and citizenship of the sole executive officers of Citadel Investment Group II, L.L.C. ("CIG-II") is set forth below. The business address of such officer is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. CIG-II has no directors.

Name	Title and Present Principal Occupation	Citizenship
Kenneth Griffin	President and Chief Executive Officer of CIG-II	United States
Gerald A. Beeson	Chief Financial Officer and Treasurer of CIG-II	United States

Directors And Executive Officers Of Citadel Derivatives Group LLC

The name, business address, title, present principal occupation or employment and citizenship of the sole executive officers of Citadel Derivatives Group LLC ("CDG") is set forth below. The business address of such officer is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. CDG has no directors.

Name and Citizenship	Title and Present Principal Occupation	Citizenship
Matthew Andresen	Co-Chief Executive Officer of CDG	United States
Jason Lehman	Co-Chief Executive Officer of CDG	United States
Peter Jenson	Chief Financial Officer of CDG	United States and Australia